Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan, 2012 Inducement Equity Incentive Plan, and the 2004 Equity Incentive Plan of Gramercy Property Trust and to the incorporation by reference therein of our reports as follows:

1.              Dated March 9, 2015, with respect to the consolidated financial statements and schedules of Legacy Gramercy, and the effectiveness of internal control over financial reporting of Legacy Gramercy for the year ended December 31, 2014, included in the Current Report (Form 8-K/A) of Gramercy Property Trust, dated December 22, 2015, filed with the Securities and Exchange Commission.

2.              Dated May 21, 2015, with respect to the combined statement of revenues and certain expenses of the Dividend Capital Portfolio for the year ended December 31, 2014, included in the Current Report (Form 8-K/A) of Gramercy Property Trust, dated December 22, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 22, 2015